Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS 2009 THIRD QUARTER RESULTS
San Francisco, CA, November 5, 2009 — AMERICAN SHARED HOSPITAL SERVICES (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and first nine months of 2009.
Third Quarter Results
For the three months ended September 30, 2009, revenue decreased to $3,926,000 compared to $4,532,000 for the third quarter of 2008. Net income for the third quarter of 2009 was $17,000, or $0.00 per diluted share, which included transaction costs of $22,000 incurred during the quarter. This compares to net income of $25,000, or $0.00 per diluted share, for the third quarter of 2008.
The total number of Gamma Knife procedures performed during this year’s third quarter was unchanged versus prior year. Primarily reflecting normal fluctuations in the mix of business, revenue decreased due to a shift in volume toward centers with relatively lower payment rates per procedure compared to the third quarter of 2008.
Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,220,000 for the third quarter and $6,360,000 for the first nine months of 2009, compared to EBITDA of $2,273,000 for the third quarter and $7,298,000 for the first nine months of 2008.
At September 30, 2009, AMS reported cash and cash equivalents of $9,469,000. This compares to cash and cash equivalents of $10,286,000 at December 31, 2008. Shareholders’ equity at September 30, 2009 was $22,776,000, or $4.96 per outstanding share. This compares to shareholders’ equity at December 31, 2008 of $22,938,000, or $4.87 per outstanding share.
The Company repurchased 74,863 of its common shares during the third quarter of 2009 for an average purchase price of $2.37 per share. The number of common shares outstanding at September 30, 2009 was 4,595,070 compared to 4,712,183 at December 31, 2008.
Nine Months Results
For the nine months ended September 30, 2009, revenue decreased to $12,676,000 compared to $14,359,000 for the first nine months of 2008. The net loss for this year’s first nine months was $51,000, or ($0.01) per share, which included transaction costs of $342,000 ($174,000 on an after-tax basis, or ($0.04) per share). This compares to net income for the first half of 2008 of $394,000, or $0.08 per diluted share.
As previously disclosed, earlier this year the Company engaged in discussions concerning the possible sale of its 81% interest in GKF, the operating subsidiary for the Company’s Gamma Knife business. These discussions were terminated on May 28, 2009. Under applicable accounting rules, the Company is required to expense the legal, accounting, investment banking and other costs incurred for these activities, which are classified separately as transaction costs.
Chairman and Chief Executive Officer Ernest A. Bates, M.D. said, “AMS’ creative financing solutions have helped make advanced radiation oncology solutions available and affordable to hospitals and their patients since 1991. Over the years we have built the industry’s largest portfolio of radiosurgical and radiation therapy assets, including five Leksell Gamma Knife Perfexion systems, 14 Gamma Knife systems, and an IMRT system and related equipment now treating patients at hospitals throughout the United States.

“While we are working to place additional Perfexion and related systems, our primary focus is on proton beam radiation therapy (PBRT), the next great growth opportunity in radiation oncology. We recently entered into discussions with a leading cancer center regarding the development of a multi-treatment- room PBRT facility in New York City. This center would be in addition to the three-treatment-room PBRT facility we are developing in the San Francisco Bay area with proton therapy equipment to be provided by Varian Medical Systems. AMS also has entered into contracts to place three Monarch 250 single-treatment-room PBRT devices. The Monarch 250 is an affordable, precise and compact proton therapy system for cancer treatment under development by Still River Systems, in which AMS owns an equity interest. We have many additional PBRT projects in various stages of development, and are confident that this technology will drive AMS’ growth in the years ahead.”
Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 531-4216 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 25754754#.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and June 30, 2009, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on May 28, 2009.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)
Summary of Operations Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$3,926,000	$4,532,000	$12,676,000	$14,359,000
Costs of revenue	2,343,000	2,648,000	7,578,000	8,063,000

Gross margin	1,583,000	1,884,000	5,098,000	6,296,000
Selling & administrative expense	875,000	1,116,000	2,870,000	3,352,000
Transaction costs	22,000	—	342,000	—
Interest expense	514,000	638,000	1,526,000	1,833,000

Operating income	172,000	130,000	360,000	1,111,000
Other income (expense)	—	90,000	16,000	323,000

Income before income taxes	172,000	220,000	376,000	1,434,000
Income tax expense (benefit)	16,000	24,000	(49,000)	378,000

Net income	$156,000	$196,000	$425,000	$1,056,000
Less: Net income attributable
to non-controlling interest	(139,000)	(171,000)	(476,000)	(662,000)

	$17,000	$25,000	$(51,000)	$394,000

Earnings per common share:
Basic	$0.00	$0.00	$(0.01)	$0.08

Assuming dilution	$0.00	$0.00	$(0.01)	$0.08

Balance Sheet Data

	9/30/2009	12/31/2008
Cash and cash equivalents	$9,469,000	$10,286,000
Current assets	$14,086,000	$15,462,000
Total assets	$61,498,000	$62,196,000

Current liabilities	$8,296,000	$15,667,000
Shareholders’ equity	$22,776,000	$22,938,000